Exhibit 10.25

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Rider # 3 to the January 5, 1998 Agreement

ENTERED INTO BETWEEN

L’Assistance Publique Hôpitaux de Paris, public entity having its registered head office 3, avenue Victoria, 75004 Paris RP, represented for the present rider by Dèpartement de la Recherche Clinique et du Dèveloppement, Christophe Misse, Directeur hereinafter referred to as “AP-HP”,

On the one hand,

AND

BiosSphère Medical S.A., company incorporated under n° B 418.584.033, having its registered head office 383 Rue de la Belle Etoile, 95700 Roissy-en-France, represented for the present rider by Richard J. FALESCHINI, as Président Directeur Général, hereinafter referred to as “BioSphère”,

On the other hand,

AP-HP and BioSphère will be jointly referred to as the “Parties” or, separately, “Party”.

PREAMBLE :

(i)

Pursuant to an agreement entered into on January 5, 1998 (the “Agreement”) amended by two riders dated February 10 and June 20, 2000, AP-HP and Biosepra, today Biosphère, have defined the conditions of the co-ownership of (i) a French patent filed on May 29, 1991 under n° 91.06441 and (ii) its extensions worldwide (the “Patents”) and the rights and obligations of the Parties with respect to the commercial use of the Patents.

(ii)

The Agreement provides that BioSphère has the exclusive right to use the Patents during a 10 year time period following the date when BioSphère was entitled to use the Patents. The Parties wish to renew this exclusive right for the whole duration of the Patents and of the products and specialties implementing the Patents as defined in the Agreement (the “Products and Specialties”).

(iii)	Under these circumstances, the Parties agreed to enter into this rider # 3 (the “Rider”).

THIS BEING SAID, THE PARTIES AGREE AS FOLLOWS :

ARTICLE 1

Article 5 of the Agreement is amended as follows:

“The Parties agree that BioSphère is granted the rights relating to the Patents in view of the exclusive use of the Products and Specialties of the Agreement worldwide, for the whole duration of the Patents and of the Products and Specialties, and for their use in the Domain of the Agreement.”

ARTICLE 2

A paragraph (e) is added to Article 8.1 of the Agreement. It reads as follows :

“After the expiration of the Patents, the rate of the royalties set forth in Articles 8.1(a) and 8.1(d) will amount to [**]%. The other provisions of these articles remain unchaged.”

ARTICLE 3

The other articles of the Agreement and the two riders dated February 10 and June 20, 2000 remain unchanged.

In                                     ,

On                                    ,

In three (3) counterparts,

AP-HP	BioSphère
Richard J. Faleschini,
Dèpartement de la Recherche Clinique et du Dèveloppement	Président Directeur Général

/s/ Christophe Misse	/s/ Richard J. Faleschini
Christophe Misse
Directeur

Visa of the financial controller
Mr. Jean PARMENTIER

Par delegation

/s/ Norbert Tournegros
Norbert Tournegros
Chargè de mission